As filed with the Securities and Exchange Commission on May 20, 2020

Registration No. 333-211422

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-211422

UNDER

THE SECURITIES ACT OF 1933

SiteOne Landscape Supply, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-4056061
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Colonial Center Parkway, Suite 600, Roswell

Georgia 30076

(Address of Principal Executive Offices) (Zip Code)

SITEONE LANDSCAPE SUPPLY, INC.

2016 OMNIBUS EQUITY INCENTIVE PLAN

(Full title of the plan)

Briley Brisendine

Executive Vice President, General Counsel and Secretary

SiteOne Landscape Supply, Inc.

300 Colonial Center Parkway, Suite 600

Roswell, Georgia 30076

(Name and address of agent for service)

(470) 277-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

SiteOne Landscape Supply, Inc., a Delaware corporation (the “Registrant”), hereby files this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2016 (File No. 333-211422) (the “2016 Registration Statement”), pursuant to which the Registrant, among other things, registered 2,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) for issuance under the SiteOne Landscape Supply, Inc. 2016 Omnibus Equity Incentive Plan (as amended from time to time, the “2016 Plan”).

At the Registrant’s 2020 Annual Meeting of Stockholders on May 13, 2020 (the “Effective Date”), the Registrant’s stockholders approved the SiteOne Landscape Supply, Inc. 2020 Omnibus Equity Incentive Plan (the “2020 Plan”). The Registrant’s Board of Directors previously approved the 2020 Plan, subject to the approval of the Registrant’s stockholders.

The 2020 Plan replaced the 2016 Plan. The 2020 Plan provides that a maximum of 2,155,280 shares of the Registrant’s Common Stock are reserved for issuance under the 2020 Plan, consisting of 1,600,000 shares plus 555,280 shares that were previously authorized for issuance under the 2016 Plan and that, as of the Effective Date, were not subject to outstanding awards (the “Unused Shares”). No further grants of awards will be made under the 2016 Plan; however, outstanding awards granted under the 2016 Plan will remain outstanding and will continue to be administered in accordance with the terms of the 2016 Plan and the applicable award agreements. The 2016 Registration Statement will remain in effect to cover (i) the potential issuances of shares pursuant to terms of the outstanding awards under the 2016 Plan and (ii) the other equity compensation plans covered by the 2016 Registration Statement.

Therefore, in accordance with the undertakings contained in the 2016 Registration Statement, the Registrant hereby deregisters the 555,280 Unused Shares that have not been and will not be issued under the 2016 Plan, but which will instead be available for issuance under the 2020 Plan.

Concurrently with the filing of this Post-Effective Amendment No. 1 to the 2016 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 with the Commission to register, among other shares, the Unused Shares authorized for issuance pursuant to the 2020 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, State of Georgia, on May 20, 2020.

SiteOne Landscape Supply, Inc.

By:	/s/ Briley Brisendine
	Name:	Briley Brisendine
	Title:	Executive Vice President, General Counsel and Secretary

KNOW BY ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Briley Brisendine, Doug Black and John T. Guthrie as true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed on May 20, 2020 by the following persons in the capacities indicated.

Signature	Title

/s/ Doug Black	Chairman and Chief Executive Officer
Doug Black	(Principal Executive Officer), Director

/s/ John T. Guthrie	Executive Vice President, Chief Financial Officer and Assistant
John T. Guthrie	Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ William W. Douglas, III	Director
William W. Douglas, III

/s/ Fred M. Diaz	Director
Fred M. Diaz

/s/ Larisa J. Drake	Director
Larisa J. Drake

/s/ W. Roy Dunbar	Director
W. Roy Dunbar

/s/ Jeri L. Isbell	Director
Jeri L. Isbell

/s/ Jack L. Wyszomierski	Director
Jack L. Wyszomierski